EXHIBIT 11

                GRANITE STATE BANKSHARES, INC. AND SUBSIDIARY
            Exhibit 11 Calculations of Basic Earnings Per Share
                      and Diluted Earnings Per Share
                 ($ In Thousands, Except Per Share Amounts)


                                    1997         1996         1995
                                  --------     --------     --------


Net earnings                     $  2,307     $  7,201       $  2,482

Adjustments                             0            0              0
                                  -------      -------        -------
Earnings applicable to
 common stock                    $  2,307     $  7,201       $  2,482
                                  =======      =======        =======

Weighted-average common
 shares outstanding-basic       5,444,350    5,323,480      5,411,409

Dilutive effect of stock
 options computed using
 the treasury stock method        306,912      291,074        267,402
                                ---------    ---------      ---------
Weighted-average common
 shares outstanding-diluted     5,751,262    5,614,554      5,678,811
                                =========    =========      =========

Basic Earnings Per Share        $    0.42    $    1.35      $    0.46
                                 ========     ========       ========
Diluted Earnings Per Share      $    0.40    $    1.28      $    0.44
                                 ========     ========       ========